Amended and Restated Appendix A

TO OPERATING EXPENSES LIMITATION AGREEMENT

Fund	Operating Expense Limit	Effective Date
361 Absolute Alpha Fund
Investor Class	2.15%	10/1/12
Class I	1.90%	10/1/12
361 Long/Short Equity Fund
Investor Class	2.15%	12/19/11
Class I	1.90%	12/19/11
361 Managed Futures Strategy Fund
Investor Class	2.24%	2/1/2013
Class I	1.99%	2/1/2013
361 Global Long/Short Equity Fund
Investor Class	2.24%	11/26/2014
Class I	1.99%	11/26/2014
Class Y	1.84%	11/26/2014

Agreed and accepted this ___ day of _______, 2014.

INVESTMENT MANAGERS SERIES TRUST	361 CAPITAL, LLC

By:	By:
Print Name:	Print Name:
Title:	Title: